Exhibit 17.1

Resignation of Director

Effective February 5, 2013 , I hereby resign as a director of Beauty Brands Group, Inc., a Florida corporation (the “Company”) and from any and all offices of the Company that I may occupy.

/s/ Gianluca Cicogna Mozzoni
Gianluca Cicogna-Mozzoni